UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Novellus Systems, Inc.

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EXPLANATORY NOTE

On May 9, 2011, Novellus Systems, Inc. (the “Company”) delivered the letter below to Glass Lewis & Co. and certain of the Company’s shareholders.

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NOVELLUS SYSTEMS, INC.

4000 North First Street

San Jose, California 95134

May 9, 2011

[Address]

[Address]

Ladies and Gentlemen:

In connection with the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) and the 2011 proxy statement (the “Proxy Statement”) of Novellus Systems, Inc. (the “Company”), Glass Lewis & Co. (“Glass Lewis”), an independent proxy advisory firm, produced a paper detailing its views and voting recommendations (the “GL Report”) for the proposals to be considered at the Annual Meeting by the Company’s shareholders. The Company has reviewed the GL Report and has prepared this letter to clarify certain misunderstandings contained in the GL Report and to provide the Company’s views on several of the matters addressed by Glass Lewis in the GL Report with respect to the Company’s executive compensation policies. This letter is being delivered to Glass Lewis and to certain of the Company’s shareholders, and in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended, will be filed with the Securities and Exchange Commission. Capitalized terms used herein but not defined in this letter have the meanings ascribed to them in the Proxy Statement.

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Incentive Limits: “Executives appear to be eligible to receive unlimited compensation through the STI plan”.

We believe that Glass Lewis’ reference to the STI plan in the GL Report is to our shareholder-approved 162(m) Bonus Program, which we refer to in the Compensation Discussion and Analysis section (the “CD&A”) of the Proxy Statement as our Executive Bonus Plan. Contrary to Glass Lewis’ understanding, as reflected in the GL Report, the Executive Bonus Plan expressly provides, by its terms, that “no participant’s actual award under the 162(m) Bonus Program may exceed $3 million for any year”.

Single Metric: “We are concerned that the Company only uses one performance metric under the LTI plan.”

As discussed in the CD&A, we believe that the financial metrics selected as performance metrics under our compensation plans (revenue growth, earnings and return on assets) are important to our shareholders and that a focus on achieving them should translate into an increase in shareholder value.

We believe that Glass Lewis’ reference to the LTI plan is to the long-term equity compensation component of our executive compensation. Long-term equity compensation consists of restricted stock units (“RSUs”) and stock options. As discussed in further detail in the CD&A, we awarded three types of RSU grants in fiscal 2010 to our Chief Executive Officer (the “CEO”) and other Named Executive Officers, one of which vests based on continued years of service, one of which vests based on the Company’s revenue growth relative to a selected peer group over a one year period and one of which vests based on the Company’s revenue against an internal target. In addition to these three RSU grants, the Compensation Committee awarded the CEO an RSU grant with a vesting schedule based on the achievement of certain succession planning goals. The Compensation Committee also granted each Named Executive Officer (except Mr. Benzing) an award of stock options, which vest based on continued years of service.

For the RSU grants awarded in December 2010, the Company placed an emphasis on revenue growth, as the Company’s STI plan, the Executive Bonus Plan, focuses on earnings and return on assets through the establishment of net profit after tax and asset turnover as Company-wide goals as disclosed in the CD&A. We believe that the focus on revenue growth is appropriate for long-term equity compensation and that the performance goals, when considered alongside the goals set forth under various other components of executive compensation, collectively encourages management to consider a broad range of potential corporate success and does not create undue reliance on a single specific performance factor.

We further note that the revenue metric applies to only 12% of the CEO’s total 2010 long-term equity compensation, and the single revenue metric applies to only 18% of the other Named Executive Officers’ total 2010 long-term equity compensation, in each case based on the value of such awards.

Internal Pay Inequity: “We note that the CEO’s compensation during the past fiscal year was more than four times the average compensation received by the other NEO’s.”

While we recognize the significant difference in compensation between our CEO and our other Named Executive Officers, the Compensation Committee believes that the CEO’s compensation is appropriate given his 18-year tenure with the Company and extensive experience in the unique semiconductor capital equipment industry and that his unique and valuable attributes and experience are a significant factor in our 38.47% total stockholder return over the 2010 fiscal year.

Peer Group Concerns: “Shareholders need to be satisfied that the peer group is appropriate and not cherry-picked for the purposes of justifying or inflating pay. In general, we believe a peer group should range from 0.5 to 2x the market capitalization of the Company.”

Novellus has a stable peer group that has been in place since 2007, with updates as appropriate to recognize transactions and industry movement. As of our fiscal year end, thirteen of the Company’s thirty peers fall within the 0.5 to 2x market capitalization range of the Company noted by Glass Lewis. However, based on revenue, twenty of the thirty peers were within a 0.5 to 2x range. While certain selected peers are notably outside of the 0.5 to 2x range, they are our primary competitors for both talent and customers and therefore we included such companies to provide a broad comparison field (e.g. Applied Materials). The Compensation Committee recognizes the differences in size and pay levels among the peer companies and considers those differences when making pay decisions. Taken as a whole, we believe that the peer group has been constructed to help to ensure that our executive compensation is comparable with companies in our industry as well as competitive with other companies with which we compete for talent.

Upward Discretion Exercised: “During the past year, the compensation committee exercised its discretion to increase annual awards granted to NEO’s based on the achievement of undisclosed performance goal.”

Contrary to Glass-Lewis’ understanding, as reflected in the GL Report, the Compensation Committee did not increase annual awards to any Named Executive Officer in fiscal year 2010. In fact, the Executive Bonus Program, as approved by shareholders, states that the “Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula” (emphasis added). It does not give the Compensation Committee the discretion to increase the actual award.

As discussed in the CD&A, the bonus was calculated using the following formula:

Base Salary x Target Bonus % x Individual Goal Achievement % x Corporate Factor

Though the Company did not disclose the specific individual performance goals, the Company disclosed in the CD&A that each of the Named Executive Officers (other than the CEO) achieved 100% of his respective individual goals, as approved by the Compensation Committee.

For fiscal year 2010, the corporate factor was determined based on the Company’s achievement of the following goals: (i) achieving a 15% net profit after tax and (ii) turning the Company’s adjusted assets 1.5 times annually. The Compensation Committee, based on its determination that each of the performance goals had been exceeded, assigned a corporate factor of 161%.

Based on a corporate factor of 161% and an individual goal achievement of 100%, the Compensation Committee determined to award each Named Executive Officer 161% of his respective bonus target. The CEO’s bonus was based solely on the Corporate Factor. Each Named Executive Officer’s actual cash bonus award was consistent with the formula and calculation described above, and no upward discretion was used to increase the amount of any Named Executive Officer’s award.

Automatic Renewal of Employment Contracts: “The Company has entered into an executive employment agreement with its CEO that has an automatic renewal feature. We believe this is concerning as what is best for the company and employee at one point in time may no longer be true. Furthermore, more and more companies are eliminating executive employment agreements altogether”.

The automatic renewal feature of our CEO’s employment contract is appropriate for the Company because it helps to ensure that the Company can retain the services of its most important executive officer over a relatively short, but appropriate, time period, while allowing the parties to efficiently extend the duration of his services, if mutually desirable. We note that the automatic renewal in the CEO’s employment agreement is only for a two-year period and can be terminated prior to the end of the period with a three-month notice.

Pay for Performance: “Novellus received a D grade in our proprietary pay-for-performance model, which uses 36 measurement tools”.

Novellus’ pay programs are designed to pay for performance. As noted in the CD&A, over 90% of the CEO’s total compensation is “at risk” and over 80% of the other Named Executive Officers’ compensation is “at risk”, which means that the compensation is not guaranteed to be realized by the Named Executive Officer. Specifically, the following components of our executive compensation have been subject to risk, and in some years, have not been realized by the Named Executive Officers:

Executive Bonus Plan: In fiscal years 2008 and 2009, the Compensation Committee determined that the Company did not meet the applicable performance threshold of 3% net profit after tax for the respective plan periods. Consequently, in those years, none of the Named Executive Officers received bonuses under the Executive Bonus Plan, even if their individual performance objectives were met or exceeded. In fiscal years 2005 and 2007, we note that the Executive Bonus Plan paid out below target for each of our Named Executive Officers. Only twice in the past six years, fiscal years 2006 and 2010, have the awards paid out under the Executive Bonus Plan exceeded a Named Executive Officer’s target bonus.

Long-Term Equity Compensation: We believe that the Glass Lewis model analyzes our executive compensation based on the fair value of our Named Executive Officers’ equity awards on the grant date. However, we note that stock options received by our Named Executive Officers provide value in the future only if the Company’s stock price increases. Additionally, many of our RSU grants are subject to vesting provisions that require the Company to achieve difficult performance targets. To the extent that the Company fails to meet those targets, no value is realized by the Named Executive Officers. For example, as noted in the CD&A, in December 2007, the Named Executive Officers received RSU grants that were subject to vesting as to 50% of each grant based on the Company’s achievement of specified revenue growth goals during fiscal years 2008 through 2010. Because the revenue growth goals for the minimum payout were not achieved, 50% of the RSU grants were forfeited. The remaining 50% of each RSU grant was subject service-based vesting and vested to the extent that the Named Executive Officer remained employed by the Company.

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We hope that this discussion has helped to clarify the misunderstandings in the GL Report, as well as to inform you of our position with respect to some of the matters raised by Glass Lewis. To the extent that you have additional questions or concerns, please contact Robin Yim, our Vice President, Investor Relations and Treasurer, at (408) 943-9700.

Sincerely,

/s/ Richard S. Hill

Richard S. Hill

Chairman of the Board of Directors and Chief Executive Officer